Exhibit 99.1

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Bowman Consulting Announces Executive Promotions and Contract Renewal

July 9, 2024, Reston, VA – Bowman Consulting Group Ltd. (“the Company” or “Bowman”) (NASDAQ: BWMN), a national engineering services firm delivering infrastructure solutions to customers who own, develop and maintain the built environment, announced today that its Board of Directors has affirmed the promotion of two senior executives and ratified a new four-year contract with its chief financial officer.

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Michael Bruen, who served as the Company’s chief operating officer, has been promoted to president, a role previously held by Gary Bowman, who retains the titles of chief executive officer and chairman.

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Dan Swayze, who served as executive vice president and division manager, has been promoted to the role of chief operating officer. In connection with the promotion, Swayze becomes an executive officer of the Company.

•	Bruce Labovitz, executive vice president and chief financial officer has entered into a new four-year contract with the Company which runs through June 30, 2028.

“These promotions and the extension of Bruce’s contract underscore our commitment to internal leadership development and to ensuring continuity and stability among our executive team,” commented Gary Bowman, chairman and chief executive officer of Bowman Consulting. “With respect to Mike and Dan, this is a natural evolution in our leadership structure, and I remain fully committed to an active operational role as chief executive officer.”

“The directors were unanimously in favor of retaining Bruce’s services for another four years,” commented Jim Laurito, chairman of Bowman’s Compensation Committee. “Bruce’s contributions to Bowman have been exemplary, and we are pleased to be able to advance our strategic initiatives with continuity in the leadership of our financial and investor relations roles. From an operations perspective, there are several critical initiatives on the horizon, and we are reassured by the elevation of Dan to our senior executive team and by the knowledge that Bowman will continue to benefit from Mike’s long-standing leadership and experience with our business as we advance toward our goals.”

Mike Bruen has been with Bowman for over 25 years holding various leadership positions including serving as chief operating officer over the past 15 years. Mike serves as a member of the Company’s Board of Directors. In this new role, Mike will oversee strategic planning, resource allocations, acquisition integration and business development.

“Mike is our longest serving senior leader and he knows every aspect of our operation inside and out,” added Bowman. “Mike’s leadership inspires everyone in the company to give their best effort every day for our clients. I am excited about this next chapter in Mike’s career and the focus it will afford him in advancing our strategic growth initiatives.”

Dan Swayze joined Bowman in 2022 as executive vice president of energy services. Since that time, Dan has grown within Bowman’s leadership team to the role of division manager with primary oversight of the Company’s transportation, MEP, and renewables practices. Prior to joining Bowman, Dan was chief operating officer at Onyx Renewable Partners L.P., a national renewable energy developer and financier established by Blackstone in 2014. In this position, he led the engineering, procurement, construction and asset management divisions of the New York City-based company. During his nearly six years at Onyx, Swayze also managed the engineering division, where he supported the implementation of the design of renewable energy projects from development to construction. As chief operating officer at Bowman, Dan will be responsible for the oversight of all professional services operations.

“Dan is the natural choice to succeed Mike as our chief operating officer,” added Bowman. Dan has the breadth of knowledge and leadership acumen to take the reins and be effective immediately. He is a natural leader with the significant financial and managerial expertise needed to drive results in the COO role. I am excited about our future with Dan at the helm of our day-to-day operations.”

Bruce Labovitz joined Bowman in 2013 and has been key to the Company’s growth since that time. His leadership and strategic financial acumen were pivotal to the success of Bowman’s initial public offering (“IPO”) in May 2021. Throughout his tenure, Labovitz has played a vital role in shaping the Company’s financial strategies, successfully transitioned Bowman to a public reporting company, contributed to the leadership team across all disciplines, played an instrumental role in the execution and integration of multiple successful acquisitions which since the IPO have added over $150 million in revenue, led investor relations and corporate communications, and driven shareholder value through the addition of over $425 million in market capitalization since the IPO. Labovitz was recently recognized as the Public Company CFO of the Year by the Northern Virginia Technology Council for outstanding financial leadership and oversight.

“Bruce is an invaluable member of our leadership team,” added Bowman. “His financial expertise and foresight have enabled our IPO and subsequent acquisition strategy and have secured our sound financial foundation allowing us to create value for our shareholders and employees. We are delighted that Bruce has committed to continuing to serve as our CFO. As we prepare to transition from emerging growth company status, his leadership will be crucial to successfully navigating this next phase of growth.”

About Bowman Consulting Group Ltd.

Headquartered in Reston, Virginia, Bowman is a national engineering services firm delivering infrastructure solutions to customers who own, develop and maintain the built environment With over 2,200 employees in more than 90 locations throughout the United States, Bowman provides a variety of planning, engineering, geospatial, construction management, commissioning, environmental consulting, land procurement and other technical services to customers operating in a diverse set of regulated end markets. Bowman trades on the Nasdaq under the symbol BWMN. For more information, visit bowman.com or investors.bowman.com.

Investor Relations Contacts:

Bruce Labovitz

blabovitz@bowman.com

Betsy Patterson

ir@bowman.com

General Media Contact:

Christina Nichols

cnichols@bowman.com